Exhibit 10.1

Pursuant to 17 C.F.R. 240-24b-2 confidential information in the License Agreement has been omitted in places marked “(***)” and has been filed separately with the United States Securities and Exchange Commission (the “Commission”) pursuant to a Confidential Treatment Application filed with the Commission.

LICENSE AGREEMENT

THIS Agreement is entered into this 28 day of May, 2008 ("Effective Date") between DUKE UNIVERSITY, a nonprofit educational and research institution organized under the laws of North Carolina ("DUKE"), having a place of business at Durham, North Carolina 27710, and JOHNS HOPKINS UNIVERSITY ("JHU"), a nonprofit education and research institution having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218, and DUSKA THERAPEUTICS, INC., a corporation organized under the laws of Nevada ("Licensee"), with its corporate headquarters in La Jolla, California, and having its principal office at 470 Nautilus Street, Suite 300, La Jolla, California, 92037.

RECITALS

A. DUKE owns certain Patent Rights (defined below) relating to inventions described in DUKE Office of Licensing & Ventures File #s 2329 and Johns Hopkins Technology Transfer # C04674 (Appendix A) and a Stamler/Went Application (Appendix B) ("Inventions"), entitled "Reactive Oxygen Generating Enzyme and Inhibitor with Nitric Oxide Bioactivity and Uses Thereof" and "Compositions for the Treatment and Prevention of Heart Disease and Methods of Using the Same", respectively.

B. WHEREAS, these Inventions were made, in part, by Jonathan Stamler, a former employee of the Howard Hughes Medical Institute ("HHMI") and a faculty member at DUKE ("Inventor"); and

C. WHEREAS DUKE, pursuant to assignments by the Inventor and HHMI, has the right to grant licenses under its Patent Rights in Inventions; and

D. WHEREAS Patent Rights relating to DUKE File # 2329 and Johns Hopkins Technology Transfer Number C04674 (Appendix A) are jointly owned by DUKE and JOHNS HOPKINS UNIVERSITY ("JHU"), and pursuant to an Inter-Institutional Agreement DUKE # 809 with an Effective Date of 4/17/2008 (the "IIA"), DUKE has the right to negotiate a license to Patent Rights on behalf of DUKE and JHU; and

E. WHEREAS, Patent Rights relating to Stamler/Went Application 2007/0208041AI (Appendix B) are jointly owned by DUKE and Adamas and DUKE has the right to grant licenses under its rights, but not the rights of Adamas; and

F. DUKE desires to have its Patent Rights developed and commercialized to benefit the public and is willing to grant an exclusive license to the Licensee for that purpose; and

G. Licensee desires to obtain an exclusive license under the Patent Rights upon the terms and conditions set forth in this Agreement; and

H. The Invention was made with U.S. Government support and, notwithstanding anything to the contrary in this Agreement, the U. S. Government has certain rights in the Invention under 37CFR401.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the terms and phrases below have the following definitions:

1.01. "Field of Use" means all therapeutic uses for allopurinol, oxypurinol, pterin-6-aldehyde, and mixtures thereof, that are provided with a nitrate (or other NO based) group thereon, as well as therapeutic uses for any combinations of these agents (xanthine oxidase inhibitors) with nitrates or other NO donors.

1.02 "Patent Rights" means DUKE's and JHU's (as applicable) rights in (a) the patents and patent applications listed in Appendix A and Appendix B (hereafter referred to as "Patent Applications"); (b) any patent (US or foreign) issuing on any such Patent Applications; and (c) all divisions, continuations, continuations-in-part (but only to the extent that the subject matter of each such continuation-in-part application is described in and enabled by the disclosure of the Patent Applications), re-examinations, reissues, substitutions, or extensions thereof and patent issuing from those things described in (a) or (b) above. Notwithstanding the foregoing, Patent Rights does not include those patents and/or patent applications that, during the term of this Agreement, cease to be Patent Rights pursuant to Article 6.01 or 6.04. It is understood and agreed that subject matter that is patentably distinct from the subject matter described within the Patent Applications is not within the scope of the Patent Rights. For avoidance of doubt, patentably distinct improvements relating to the subject matter of the Patent Applications are not Patent Rights under this Agreement.

1.03 "Licensed Product" means any product or part thereof which:

(a) is covered in whole or in part by an issued, unexpired Valid Claim or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold; or

(b) uses a process, is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired Valid Claim or pending claim contained in the Patent Rights in the country in which such product or part thereof is used or sold;

1.04 "Licensed Service" means any service that is (a) provided by Licensee to a Third Party and (b) that utilizes Licensed Product;

1.05 "Net Sales" means

(a) in the case of Licensed Products, billings made by or on behalf of Licensee for Licensed Products;

(b) in the case of Licensed Services, any and all considerations received by or on behalf of Licensee for provision of such Licensed Service to a Third Party;

less the sum of the following in both 1.05 (a) and (b):

(c) discounts to customers in amounts customary in the trade;

(d) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales and that are paid by Licensee;

(e) amounts allowed or credited on returns;

(f) professional product samples;

(g) inability to collect payment for billings.

No deductions from the amounts defined by 1.05 (a) and (b) may be made for commissions paid to individuals whether those individuals are associated with independent sales agencies or regularly employed by Licensee, nor may deductions be made for cost of collections. Licensed Products, and Licensed Services are

considered "sold" when billed out or invoiced or, in the event such Licensed Services are not billed out or invoiced, when the consideration for provision of the Licensed Services is received by the Licensee. Licensee agrees to use commercially reasonable efforts to collect payment for billings. Licensed Products and Licensed Services used by Licensee for its own use in the Field is considered "Net Sales" for purposes of computing royalty obligations, except to the extent that such Licensed Products and Licensed Services are used strictly for Licensee's internal non-commercial research, quality control, and trials directed to market expansion.

1.06 "Sublicensee Net Sales" means

(a) in the case of Licensed Products, billings made by or on behalf of sublicensee for Licensed Products;

(b) in the case of Licensed Services, any and all considerations received by or on behalf of sublicensees for provision of such Licensed Service to a Third Party;

less the sum of the following in both 1.06 (a) and (b):

(c) discounts to customers in amounts customary in the trade;

(d) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales and that are paid by Licensee;

(e) amounts allowed or credited on returns;

(f) professional product samples;

(g) inability to collect payment for billings.

No deductions from the amounts defined by 1.06 (a) and (b) may be made for commissions paid to individuals whether those individuals are associated with independent sales agencies or regularly employed by sublicensee, nor may deductions be made for cost of collections. Licensed Products and Licensed Services are considered "sold" when billed out or invoiced or, in the event such Licensed Services are not billed out or invoiced, when the consideration for provision of the Licensed Services is received by the sublicensee. Licensee will use commercially reasonable efforts to obligate sublicensee(s) to use commercially reasonable efforts to collect payment for billings. Licensed Products and Licensed Services used by sublicensee for its own use in the Field is considered "Net Sales" for purposes of computing royalty obligations, except to the extent that such Licensed Products and Licensed Services are used strictly for sublicensee's internal non-commercial research, quality control, and trials directed to market expansion.

1.07 A "Valid Claim" of the Patent Rights is (a) a claim in an issued patent which has not (i) expired, (ii) been finally adjudicated or admitted by Licensor as invalid or unenforceable, or (iii) been abandoned, (b) a claim in a pending application which is still under prosecution. It is understood and agreed that a claim in a pending application that is subject to a restriction requirement during prosecution and is not yet being prosecuted as part of a divisional patent application will still be considered a Valid Claim until it is finally rejected or abandoned.

1.08 "Territory" means worldwide.

1.09 "Know-how" means any research information, technical information, technical data or other information that is (a) generated at DUKE by or under the direct supervision of the Inventor prior to the Effective Date of this Agreement, (b) which is necessary for the practice of the Patent Rights, and (c) is not included in the Patent Rights. However, Know-how does not include any inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses thereof (i) that are patented, (ii) that are patentable but unpatented, or (iii) for which patents are pending. Further, Know-how does not include any inventions, technology, cell lines, biological materials, compounds, probes, sequences, or methods or any uses of any of the foregoing that DUKE cannot provide to Licensee because of other legal

obligations of DUKE, such as those arising out of sponsored research, clinical research, material transfer, license, option to license, confidentiality, or other agreements.

1.10 "Third Party" means any individual or entity that is not a party to this Agreement.

1.11 Words denoting a singular number include the plural and vice versa.

1.12 Certain other defined terms have the meanings given them elsewhere in this Agreement.

ARTICLE 2 - LICENSE

2.01 Subject to the terms and conditions of this Agreement, DUKE and JHU, as applicable, grant to Licensee and Licensee accepts from DUKE and JHU an exclusive, sublicenseable license for the Field of Use in the Territory to:

(a) practice under the Patent Rights,

(b) make, have made, use, lease, import, export and/or sell Licensed Products,

(c) sell, use, and/or practice Licensed Services.

The rights granted in this Article 2.01 begin on the Effective Date and last until the end of the term for which the Patent Rights are granted unless this Agreement is sooner terminated according to its terms.

2.02 Subject to the terms and conditions of this Agreement, DUKE grants to Licensee and Licensee accepts from DUKE, a non-exclusive license to use Know-how for the Field of Use in the Territory to:

(a) make, have made, use, lease, and/or sell Licensed Product,

(b) sell, use, and/or practice Licensed Services

The rights granted in this Article 2.01 begin on the Effective Date and last until the end of the term for which the Patent Rights are granted unless this Agreement is sooner terminated according to its terms. This non-exclusive license to Know-how may be sublicensed by Licensee, but only as part of the grant by Licensee of a sublicense under all or some of the Patent Rights in the Field of Use.

2.03 The provisions of Articles 2.01 and 2.02, or any other provisions of this Agreement notwithstanding, Licensee's rights and license are subject to the rights of the U.S. Government, pursuant to any funding agreement between DUKE and the Government, or, JHU and the Government.

2.04 Any sublicenses granted under authority of this Agreement are subject to the terms and conditions of this Agreement, must be consistent with the terms and conditions of this Agreement, and may not be further sublicensed without the express written approval of DUKE, which shall not be unreasonably withheld. Licensee must use commercially reasonable efforts to enforce the terms of the sublicense agreements. In addition, and with respect to any other financial considerations associated with any particular sublicense granted by Licensee under this Agreement, and notwithstanding anything to the contrary in this Agreement, DUKE will receive the following:

(a) *** for Licensed Products or Licensed Services that use only Patent Rights listed in Appendix A, *** of all payments received by Licensee in consideration for grant of each said sublicense, including, but not limited to, upfront license fees, annual fees, milestone payments, and royalties.

(i) Notwithstanding the requirements of Article 2.04(a), when the circumstances set forth below in Articles 2.04(a)(i) 1 or 2 exist, Licensee shall pay amounts to DUKE pursuant to the payments set forth in those provisions.

1. *Receipt of sublicensee milestone payment for same achievement that triggers payment of Licensee Performance Milestone Fee:* if Licensee receives a milestone payment from sublicensee for the same event(s) that triggers Licensee's obligation to make a milestone payment to DUKE, Licensee must pay the greater of the two amounts: *** of milestone payment from sublicensee to Licensee or Performance Milestone Fee under Article 3.02. Milestone payments from sublicensees to Licensee for events that do not trigger a Performance Milestone Fee are excluded from this Article 2.04(a)(i)1 and are pursuant to Article 2.04(a). For avoidance of confusion, if Licensee or sublicensee were to successfully enter "First dose in man in Phase III clinical trial" pursuant to Article 3.02, and sublicensee were obligated to pay Licensee ***, Licensee would pay DUKE *** (*** under Article 3.02).

2. *Receipt of annual fee:* If Licensee receives an annual fee from a sublicensee, Licensee will pay to DUKE the greater of the two amounts: *** of the annual fee sublicensee is obligated to pay Licensee or the Annual License Administrative Fee due under Article 3.05. For avoidance of confusion, if sublicensee were obligated to pay Licensee *** in calendar year 1, Licensee would pay DUKE *** in calendar year 1 (***). This calculation would be applied on an annual basis. Licensee will never pay less than the "Annual License Administrative Fee" under Article 3.05.

(b) for Licensed Products and/or Licensed Services that use only Patent Rights listed in Appendix B,***of all payments, excluding royalties, received by Licensee in consideration for grant of each said sublicense, including, but not limited to, upfront license fees, annual fees, and milestone payments. In addition, Licensee will pay to DUKE non-refundable, non-creditable running royalties on Sublicensee Net Sales ("Sublicensee Running Royalty"). The Sublicensee Running Royalty is calculated as follows:

(i) *** of Sublicensee Net Sales for Licensed Products for first *** in total annual Sublicensee Net Sales;
(ii) *** of Sublicensee Net Sales for Licensed Products for *** in total annual Sublicensee Net Sales;
(iii) *** of Sublicensee Net Sales for Licensed Products for over *** in total annual Sublicensee Net Sales.

(c) In the event that a Licensed Product and/or Licensed Service uses Patent Rights in Appendix A and Patent Rights in Appendix B, Licensee will make payments under Article 2.04(a)(i) whereby Licensee pays to DUKE *** of all payments (pursuant to payments under Article 2.04(a)(i) 1, 2).

(d) It is agreed that Licensee shall make commercially reasonable efforts not to receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicenses under this Agreement. Should Licensee receive non-cash consideration, the parties agree to negotiate in good faith the fair market value of that compensation and Licensee agrees to provide DUKE with *** of that value, as stated in 2.04(a). If DUKE and Licensee cannot reach an agreement within thirty (30) days, DUKE and Licensee shall enlist an independent Third Party to value the compensation within thirty (30) days at Licensee's expense.

(e) Licensee further agrees to provide DUKE with a copy of any and all sublicenses of rights granted under this Agreement within 30 days of execution of each subject sublicense agreement.

2.05 Notwithstanding anything to the contrary in this Agreement, DUKE, and JHU as applicable, retains the right to practice under the Patent Rights for their own educational, research and clinical purposes without restriction and without payment of royalties or other fees, including the right (a) to provide the Patent Rights to governmental laboratories and to other non-profit or not-for-profit institutions and (b) to perform research for non-commercial purposes without restriction and without payment of royalties or other fees. In doing so, DUKE and JHU will not knowingly grant any for-profit party any rights to Patent Rights in the Field of Use, which are licensed to Licensee under this Agreement. It is understood and acknowledged that nothing in this Agreement may be construed to restrict DUKE or JHU from using Patent Rights outside the Field of Use and/or Territory as it see fit (which shall include, but shall not be limited to, the transferring of Patent Rights to any Third Party).

Licensee acknowledges that it has been informed that the Inventions, the HHMI/DUKE know-how, and the Patent Rights listed in Appendix A were developed, at least in part, by employees of HHMI, and that HHMI has a paid up, non exclusive, irrevocable license to use the Inventions, HHMI/DUKE know-how, and the Patent Rights listed in Appendix A for HHMI's research purposes, but with no right to assign or sublicense (the "HHMI License"). This Agreement is explicitly made subject to the HHMI License.

2.06 For avoidance of doubt, it is understood and acknowledged that nothing in this Agreement restricts DUKE from using the Know-how as it see fit (which shall include, but shall not be limited to, the transferring of Know-how to any Third Party).

2.07 Except as expressly provided herein, the license granted hereunder does not confer any other rights upon Licensee by implication, estoppel or otherwise as to any technology or intellectual property (including, but not limited to, know-how, patent applications, patents, and the like) held by DUKE or JHU as applicable.

2.08 So long as sufficient Licensed Product is available in the marketplace, Licensee will sell Licensed Products to DUKE and JHU for research, clinical, educational, and other noncommercial purposes on a most favored customer basis based on volume purchased.

2.09 The research leading to the Patent Rights was funded in part by the U.S. Government, and the parties agree that, notwithstanding any use of descriptive terms such as "exclusive" in Article 2.01 and elsewhere in this Agreement, the U.S. Government has certain rights in the Patent Rights as set forth in 37 CFR 401. Licensee agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any products sold in the United States based upon such technology must be substantially manufactured in the United States to the extent required by 35 U.S.C. Sec. 204, if such statute is applicable.

2.10 Except when Duke is legally or contractually obligated to join suit with Third Party, Duke covenants not to sue Licensee for infringement of any patents, whether issued or applied for, that are owned or controlled by DUKE prior to the Effective Date and which are necessarily or unavoidably infringed by a Licensed Product or Licensed Service as a result of practice of the Patent Rights in the Field granted in Articles 2.01 and 2.02.

ARTICLE 3 - LICENSE FEE and ROYALTIES

3.01 On the Effective Date, Licensee must pay to DUKE a non-refundable, non-creditable upfront fee of $25,000 and a lump sum grant of 100,000 shares of Licensee's common stock.

3.02 Licensee must pay to DUKE the non-refundable, non-creditable milestone payments set forth below (hereafter, "Performance Milestone Fees"). A single Performance Milestone Fee shall be payable for each identified milestone, regardless of who (Licensee or a sublicensee) completes the milestone and regardless of whether a milestone is repeated due to modification or replacement of a compound. If milestones are met by sublicensee, amounts owed are determined pursuant to Article 2.04(a)(i)1. In no case, will the Performance Milestone Fee(s) be less than those below. Each Performance Milestone Fee is due and payable within 30 days of achievement of the relevant milestone.

Performance Milestones:

First Compound:
Successful completion of Phase II clinical trial: Issuance of 1 million shares of common stock.
First dose in man in Phase III clinical trial: ***
NDA filing of compound: ***
First commercial sale: ***

Second Compound:
First dose in man in Phase I clinical trial: ***
First dose in man in Phase II clinical trial: ***
First dose in man in Phase III clinical trial: ***
NDA filing of compound: ***
First commercial sale: ***

3.03 At the times and in the manner set forth in this Agreement, Licensee must pay to DUKE a non-refundable, non-creditable running royalty on Net Sales of Licensed Products and Licensed Services ("Running Royalty"). The Running Royalty is calculated as follows:

(a) *** of Net Sales for Licensed Products for first *** in total annual Net Sales;

(b) *** of Net Sales for Licensed Products for *** in total annual Net Sales;

(c) *** of Net Sales for Licensed Products for over *** in total annual Net Sales;

For avoidance of confusion, if Licensee generates *** in Net Sales in any calendar year, a Running Royalty is payable on the first *** and a *** Running Royalty is payable on the ***, for a total Running Royalty payment of *** .

3.04 In the event that (a) Licensee determines that it is necessary to obtain licenses for patent rights owned by one or more Third Parties in order to make, have made, use, lease, import, export and/or sell Licensed Products or Licensed Services under this Agreement, and (b) Licensee's aggregate running royalty obligation (to DUKE and all such Third-Party licensors) on such Licensed Product or Licensed Service exceeds *** of Net Sales, then in such event, the amount of running royalty obligation paid to all such parties will be decreased proportionately so that the total running royalty obligation is reduced to *** of Net Sales, provided, however, that such proportionate reduction of running royalties payable to DUKE ("DUKE Reduction") shall apply only if a proportionate royalty reduction on terms that are similar in all material respects to DUKE Reduction also applies to all such Third Party licensors, and provided further that the running royalty rate payable to DUKE shall in no event be reduced to less than *** of the Running Royalty as set forth in Article 3.03. The minimum annual royalty set forth in Article 3.06 shall be reduced commensurate with the reduction in running royalty rate.

3.05 Until the calendar year beginning January 1 following the first commercial sale of Licensed Products, Licensee shall pay to DUKE an "Annual License Administration Fee" on the anniversary of the Effective Date of:

(a) Calendar year 2: *** ;

(b) Calendar year 3 and each calendar year thereafter: *** .

3.06 Running Royalties payable under Section 3.03 shall begin to accrue on January 1 following the first commercial sale of Licensed Products. Should the Running Royalties due for any given calendar year following the first commercial sale of Licensed Products be less than the amount specified for minimum

annual royalties, the total royalty paid for that year by the Licensee to DUKE will be equal to the minimum annual royalty below. "Minimum Annual Royalties" are as follows:

(a) Calendar year 1: US$ *** adjusted by a prorated amount of the license administration fee remaining from the previous calendar year's anniversary of the Effective Date;

(b) Calendar year 2 and each calendar year thereafter in which this License Agreement is in effect: US$ *** .

3.07 Notwithstanding reports, correspondence or other communications from Licensee, it is understood that DUKE will apply any amounts received from Licensee in accordance with its policies and procedures in effect at the time of receipt.

3.08 All payments due hereunder shall be paid in full, without deduction of taxes or other fees, which may be imposed by any government or other entity.

3.09 In the event that substitution by generic equivalents results in the inability of Licensed Products to reasonably compete in the marketplace, DUKE and Licensee agree to a reduction in the Running Royalty on Net Sales to *** of the royalty rate set forth in Section 3.03 and a reduction in the minimum annual royalty set forth in Section 3.06.

3.10 Notwithstanding the above, under no circumstances, shall the Running Royalty be reduced to less than:

(a) *** of Net Sales for Licensed Products for first *** in total annual Net Sales;

(b) *** of Net Sales for Licensed Products for *** in total annual Net Sales;

(c) *** of Net Sales for Licensed Products for over *** in total annual Net Sales;

Further, notwithstanding the above, under no circumstances, shall the minimum annual royalty be less than *** in Calendar year 1 and *** in Calendar year 2 and thereafter in which this Agreement is in effect.

3.11 Licensee must make all payments due to DUKE under this Agreement on or before the date set forth by the terms of this Agreement, or within 30 days of any invoice date on invoices received from DUKE. If Licensee fails to pay any amount due to DUKE during the aforementioned time period, then the payments set forth in this Agreement will bear interest until payment is made in full. Interest will be calculated on the balance due at a per annum rate of 4% above the prime rate in effect at the Wachovia Bank (N.A.) (or its successors, as the case may be) on the due date of the payment(s) in question. Amounts due are compounded monthly until the Licensee meets the full financial obligation due at the time of the next payment or invoice due date. However, in no event may any interest calculation hereunder exceed 18% per annum (or 1.5 % per month). The payment of such interest does not foreclose DUKE from exercising any other rights it may have as a consequence of the lateness of the payment, including termination in accordance with Article 10.03 herein.

3.12 All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with such payments due, such conversion must be made by using the exchange rate prevailing at Wachovia Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.13 All payments due to DUKE under this Agreement must cite "DUKE File #s 2329 " and must be made payable to "DUKE University." If payments are made by wire, the wiring instructions below

must be followed. Payments made by check, as well as reports due to DUKE in accordance with Articles 5.02 and 5.03 must be sent to DUKE at the following address:

For delivery via the U.S. Postal Service or via nationally internationally recognize courier:

DUKE UNIVERSITY
Office of Licensing and Ventures
2812 Erwin Road, Suite 306
Durham, NC 27705
c/o Agreements Manager

Wiring Instructions:

Bank:	Wachovia Bank NA
	Charlotte, NC USA
ABA#:	053000219 (Domestic wires only)
Swift Code:	PNBPUS33 (Foreign wires only)
Beneficiary:	DUKE University Concentration Account
Account No:	202374-0253053
Attention:	Office of Licensing & Ventures, 401-1222

Note: All bank fees are the responsibility of the sender.

3.14 Duska Therapeutics contact for billing and payment:

James S. Kuo, M.D., M.B.A.
Chairman and CEO
Duska Therapeutics, Inc.
470 Nautilus Street, Suite 300
La Jolla, CA 92037

ARTICLE 4 – DEVELOPMENT AND COMMERCIALIZATION

4.01 Licensee must use its commercially reasonable best efforts to bring Licensed Products and/or Licensed Services to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights, to develop, or subcontract for the development of, manufacturing capabilities, and to continue active, diligent marketing efforts for Licensed Products and/or Licensed Services throughout the life of this Agreement. The parties agree that the development and commercialization milestones and schedule below are reasonable. Modifications to milestones and schedule must be expressly approved by DUKE in writing, such approval not to be unreasonably withheld.

- Issuance of 1.0 million shares of common stock upon successful completion of Phase II clinical trial, as specified in Article 3.02.
- Cumulative expenditures of at least $500K in research and development costs associated with Licensed Product: by end of calendar year 1.
- Cumulative expenditures of at least $1M in research and development costs associated with Licensed Product: by end of calendar year 2.
- First dose in man in Phase III clinical trial of first compound: Year 4
- NDA filing of first compound: Year 5
- First commercial sale of compound: Year 6

4.02 During the term of this Agreement, Licensee will submit annual progress reports to DUKE by February 28th of each year. The progress reports will discuss the progress and results, as well as ongoing plans, with respect to the development and commercialization of Patent Rights. DUKE has the right to one meeting per year with Licensee to discuss such information at a mutually acceptable time and place. Should

DUKE's personnel be required by Licensee to consult with Licensee outside of Durham, North Carolina, Licensee will reimburse reasonable travel and living expenses incident to such consulting.

4.03 DUKE may terminate this Agreement in accordance with Article 10.03 if Licensee fails to meet the development and commercialization schedule set forth in 4.01 unless such variations are expressly approved by DUKE in writing.

ARTICLE 5 – REPORTS AND RECORDS

5.01 Licensee must keep full, true and accurate books of accounts and other records containing all particulars necessary to properly ascertain and verify the amounts payable to DUKE hereunder. These books of account must be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. These books and the supporting data must be open and available for inspection by DUKE or its designee(s) at all reasonable times for a minimum of 5 years following the end of the calendar year to which they pertain.

5.02 DUKE shall have the right, at its own expense, from time to time and at reasonable times during normal business hours, through an independent certified public accountant, to examine the records of Licensee, including, but not limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties and/or fees payable under this Agreement. Such examination and verification shall not occur more than once each calendar year. If any such examination and verification reveals an underpayment by Licensee to DUKE of more than 5% for any quarter examined, Licensee shall immediately pay DUKE the amount of such underpayment plus interest (in accordance with Article 3.09) and shall reimburse DUKE for all out of pocket expenses incurred in the examination and verification of the records by the independent certified public accountant.

(a) Licensee shall include a corresponding provision with similar terms in any sublicense agreement and will, in accordance with that provision and at DUKE's request, using an independent certified public accountant, examine the records of the sublicensee. If no underpayment by sublicensee is revealed, DUKE will reimburse Licensee for all out of pocket expenses incurred in the examination.

5.03 By February 28th of each year that this Agreement is in effect, Licensee must report the status of development of each Licensed Product or Licensed Service. The report must provide information at least sufficient to meet DUKE's, and JHU's as applicable, government reporting requirements and additionally must include descriptions of Licensee's or sublicensee's plans and commercially reasonable estimated timeframes for testing, development, governmental approvals and marketing/sale of each Licensed Product or Licensed Service.

5.04 After the first commercial sale of a Licensed Product or Licensed Service, and in addition to the reports required under Article 5.03, Licensee must render to DUKE prior to February 28th and August 31st of each year a written account of the Net Sales of Licensed Products and Licensed Services made during the prior six-month period ending December 31st and June 30th, respectively. Licensee must simultaneously with the submission of the reports pay to DUKE the royalties due on such Net Sales in United States dollars. Reports tendered must include the calculation of royalties by product by country in substantially the format provided in Appendix B. Minimum annual royalties, if any, which are due DUKE for any calendar year must be paid by Licensee along with the written report due on February 28 of each year.

ARTICLE 6 - PATENTS

6.01 In accordance with the terms of the InterInstitutional Agreement between DUKE and JHU, and on behalf of DUKE and JHU, DUKE will apply for, prosecute, and maintain during the term of this Agreement, the Patent Rights in Appendix A related to DUKE Disclosure Number 2329 ("Patent Rights A") in the United States and in the foreign countries designated in writing by Licensee at least 90 days prior to the applicable deadlines. DUKE and JHU and/or its other licensees of Patent Rights may elect to seek patent

protection in countries not so designated by Licensee, in which case DUKE and JHU and/or such other Licensees of Patent Rights are responsible for all expenses attendant thereto. However, in such instances, such patent applications will not be Patent Rights and Licensee forfeits all rights under this Agreement to such patent applications and resulting patents in those countries.

Licensee must inform DUKE in writing of all correspondence and documents related to the filing, prosecution, and maintenance of Patent Rights listed in Appendix B ("Patent Rights B") and relating to Stamler/Went Application. DUKE must be given the opportunity to offer comments and remarks thereon, such comments and remarks to be given due consideration by Licensee.

6.02 Licensee will be given reasonable opportunities to advise DUKE in the filing, prosecution, and maintenance of Patent Rights A and will cooperate with DUKE in such filing, prosecution, and maintenance. At Licensee's request and expense, Licensee shall be provided with copies of all prosecution documents relating to Patent Rights A so that Licensee may have the opportunity to offer comments and remarks thereon, such comments and remarks to be given due consideration by DUKE. However, notwithstanding anything to the contrary in this Agreement, all decisions with respect to the filing, prosecution, and maintenance of Patent Rights A are reserved solely to DUKE.

6.03 During the term of this Agreement, payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights, as specified in Article 6.01, are the responsibility of Licensee, whether such fees and costs were incurred before or after the Effective Date. Licensee must pay all such fees and costs within 30 days of receipt of an invoice for the same, and failure pay such invoice within such 30-day period is a default hereunder for which DUKE may terminate this Agreement in accordance with Article 10.03.

6.04 If Licensee provides DUKE with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patent Rights A, then Licensee's responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patent Rights A will terminate sixty (60) days after DUKE's receipt of such written notification. However, in such instances, sixty (60) days after DUKE's receipt of written notification, such patents and/or patent applications will no longer be included in Patent Rights A (and Appendix A is deemed to be amended accordingly), and Licensee surrenders all rights under this Agreement to such patents, patent applications, and any patents issuing therefrom.

6.05 To the extent reasonably practical, Licensee and sublicensees must mark any Licensed Product, and/or Licensed Service sold in the United States and/or their containers, labels, and/or other packaging with all applicable United States patent numbers. All Licensed Products or Licensed Services shipped to or sold in other countries must be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

ARTICLE 7 - INFRINGEMENT OF THIRD-PARTY RIGHTS AND ACTION AS A RESULT OF PRACTICE

7.01 If DUKE, JHU, Licensee or any of its sublicensees is charged with infringement of a patent by a Third Party or is made a party in a civil action as a result of Licensee's or a sublicensee's practice of the Patent Rights or Know-How under this Agreement, then Licensee and its sublicensee:

(a) must defend (with counsel reasonably acceptable to DUKE and JHU) DUKE, JHU, and The Johns Hopkins Health Systems, and their present and former trustees, officers, Inventors, agents, faculty, employees and students and/or settle any such claim of infringement or civil action;

(b) must assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement and/or civil action;

(c) must indemnify and hold DUKE, JHU, and The Johns Hopkins Health Systems, and their present and former trustees, officers, Inventors, agents, faculty, employees and students harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement or civil brought against the forgoing and attributable to either (i) technology added to, incorporated into or sold with a Licensed Product, Licensed Process, or Licensed Service by Licensee or a sublicensee or (ii) a manufacturing processes utilized by Licensee or a sublicensee; and

(d) may, if such claim of infringement or civil action is based on patent claims contained in any pending or issued patent included in the Patent Rights, terminate this Agreement effective immediately upon DUKE's receipt of written notice of termination. Thereafter, Licensee has no further liability for claims and/or damages arising subsequent to said date of termination unless Licensee is exercising its license under Article 10.08, in which case Licensee's liability and obligations under this Article shall continue as long as the license granted in Article 10.08 is in effect.

7.02 DUKE will give Licensee assistance, at Licensee's expense, in the defense of any such infringement charge or lawsuit, as may be reasonably required.

ARTICLE 8 - INFRINGEMENT OF DUKE's and JHU's PATENT RIGHTS BY THIRD PARTIES

8.01 Each party to this Agreement is obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a Third Party of any patents within the Patent Rights. JHU will fulfill this obligation through DUKE according to the terms of the IIA.

8.02 If during the term of this Agreement, Licensee becomes aware of any alleged infringement by a Third Party of the Patent Rights, Licensee shall have the right, but not the obligation, to either:

(a) settle the infringement suit by sub-licensing the alleged infringer or by other means; or

(b) prosecute at its own expense any infringement of the Patent Rights. In the event Licensee prosecutes such infringement, Licensee may, for such purposes, request to use the name of DUKE and JHU as party plaintiff. DUKE and JHU, shall join any suit upon request, become a party plaintiff, and all reasonable costs associated therewith shall be borne by Licensee.

8.03 In the event that Licensee undertakes the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by Licensee shall be borne by Licensee. Any recovery of damages by Licensee as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of Licensee relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys' fees of DUKE, and JHU, if any, relating to the action. If applicable, Licensee shall receive an amount equal to its lost profits or a reasonable royalty on sales of the infringer (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Licensee would have owed to DUKE on Net Sales that were lost to the infringer, which amount shall be promptly paid by Licensee to DUKE. Any balance remaining from such recovery shall be distributed between Licensee and DUKE with Licensee receiving seventy-five percent (75%) and DUKE receiving twenty-five percent (25%).

8.04 In the event Licensee does not undertake action to prevent the infringing activity within three (3) months of having been made aware and notified thereof, DUKE (or JHU, as applicable and in accordance with the IIA) shall have the right, but not the obligation, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, DUKE and JHU may use the name of

Licensee as a party plaintiff in any such suit without expense to Licensee. The total cost of any such infringement action commenced or defended solely by DUKE or JHU shall be borne by DUKE or JHU. Any recovery of damages by DUKE or JHU for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of DUKE or JHU relating to the suit, and second toward reimbursement of Licensee's reasonable expenses, including reasonable attorneys' fees, relating to the suit. Any balance remaining from such recovery shall be distributed with DUKE or JHU, as applicable, receiving one-hundred percent (100%).

8.05 In any infringement suit instituted by either party to enforce the Patent Rights in the Territory pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, reasonably cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.06 Licensee has the sole right in accordance with the terms and conditions herein to sub-license any alleged infringer under the Patent Rights in the Territory for future infringements.

8.07 Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the Patent Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, Licensee shall have no further obligations to DUKE with respect to its future use or sale of any Licensed Product, Licensed Process, or Licensed Service covered solely by such Patent Rights, including the obligation of paying royalties and Licensee shall no longer have exclusive rights to the invalid or unenforceable Patent Rights. For avoidance of doubt it is understood and agreed that in such event, Licensee shall not have any damage claim or any claim for refund or reimbursement against DUKE for any amounts previously paid to DUKE under this Agreement.

ARTICLE 9 - GOVERNMENT CLEARANCE, PUBLICATION, EXPORT

9.01 To the extent such clearance is required, Licensee will have the Licensed Products and/or Licensed Services cleared for marketing in those countries in which Licensee or sublicensees intends to sell Licensed Products and/or Licensed Services. To accomplish these clearances at the earliest possible date, Licensee agrees to file or have filed any necessary data with appropriate government agencies.

9.02 If this Agreement terminates in accordance with Article 10.02, 10.03, or 10.04, Licensee must, within 45 days following such termination and at its own expense, provide copies to DUKE of (a) all market clearance applications whether by Licensee or sublicensee described in Article 9.01 (including all data and documentation relating thereto) and (b) all data, and all documentation related to the data, that could relate to market clearance applications, including, but not limited to, all *in vitro* and *in vivo* pre-clinical data, pharmacology data, toxicology data, human data and the like. Notwithstanding anything to the contrary in this Agreement, once received by DUKE in accordance with this Article 9.02, such information, data, etc. is not the confidential information of Licensee under Article 11 but instead is the confidential information of DUKE and JHU as applicable. Such information, data, etc. remains subject to the provisions of Article 11 as DUKE confidential information, such as restricted use and non-disclosure.

9.03 It is understood and agreed that the right of publication of the Patent Rights resides in the inventor and other staff and students of DUKE and JHU. Licensee may also publish and/or co-author any publication on the Patent Rights in accordance with academic custom.

9.04 This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. It is understood that DUKE and JHU are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations under this Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee and its sublicensees that neither Licensee

nor any sublicensee will export data or commodities to certain foreign countries without prior approval of such agency. DUKE and JHU make no promise or representation that a license is not required nor that, if required, it will be issued.

ARTICLE 10 - DURATION AND TERMINATION

10.01 This Agreement is effective upon the Effective Date, and unless sooner terminated in accordance with any of its provisions, it remains in full force and effect for the life of the last-to-expire of the patents included in the Patent Rights.

10.02 Licensee may terminate this Agreement by giving DUKE written notice at least 3 months prior to such termination. Upon termination, Licensee must terminate the manufacture, use, practice, lease, and sale of Licensed Products and Licensed Services. It is understood that Licensee remains responsible for the timely payment of all amounts due DUKE under this Agreement through the effective date of the termination.

10.03 (a) By giving written notice of termination to the other party, either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct by the other party.

(b) Except for the types of breaches described in 10.03(a), if either party fails to fulfill any of its obligations under this Agreement, including the failure to make any payment when due, the non- breaching party may terminate this Agreement by giving written notice to the breaching party as described in 10.03 (c).

(c) Any notice of termination must contain a reasonably adequate description of the event or occurrence constituting a breach of the Agreement. For breaches described in 10.03(b), the party receiving notice of the breach will have the opportunity to cure that breach within 60 days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the 61st day after receipt of notice. A party's ability to cure a breach will apply only to the first 2 breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach or any uncured breach by that party will entitle the other party to terminate this Agreement upon proper notice.

10.04 If (a) an order for relief is entered against Licensee under the Federal Bankruptcy Code, (b) an order appointing a receiver for substantially all of Licensee's assets is entered by a court of competent jurisdiction, (c) Licensee makes an assignment for the benefit of creditors, or (d) a levy of execution is made upon substantially all of the assets of Licensee and such levy is not quashed or dismissed within 30 days, this Agreement automatically terminates effective on the date of such order or assignment or, in the case of such levy or ceasing of active business, the expiration of such 30 day period. If Licensee shall cease to exist as an active business, this Agreement terminates immediately. Notwithstanding the foregoing, terminations in accordance with this Article 10.04 will not impair or prejudice any other right of remedy that DUKE might have under this Agreement.

10.05 If at any time prior to the first commercial sale of a Licensed Product under this Agreement Licensee or its sublicensee shall cease to pursue commercial development of the Patent Rights or Know-How as contemplated herein, this Agreement shall automatically terminate without obligation on the part of DUKE to refund any of the fees or royalties which may have been paid by Licensee prior to such termination. Licensee must notify DUKE immediately in writing if Licensee or sublicensee cease to pursue commercial development of the Patent Rights as contemplated herein.

10.06 Without limiting Article 20, neither expiration nor termination of this Agreement removes or diminishes any financial or other obligations that either party has incurred under this Agreement prior to and as of the effective date of termination or expiration.

10.07 Within 30 days of expiration or termination of this Agreement, Licensee must (i) as directed by DUKE return or destroy all information, data, and any relevant materials provided to Licensee during the term of this Agreement and (ii) subject to Article 10.08 destroy all Licensed Products in a safe and legal manner. Further, Licensee must provide DUKE with a written statement signed by an authorized representative of Licensee certifying the destruction of all Licensed Products in a safe and legal manner and, if applicable, that all information, data, and relevant materials have been destroyed.

10.08 Upon the termination of this Agreement pursuant to this Article 10, Licensee may notify DUKE of the amount of Licensed Products that Licensee has on hand and Licensee may then sell that amount of Licensed Products, but no more; provided, however, that Licensee shall pay DUKE any fees, royalties or other financial consideration due thereafter as provided for in this Agreement.

10.09 Upon termination of this Agreement, any sublicenses granted by Licensee under the Patent Rights and Know-how shall remain in effect, provided that: (a) the sublicense is assigned to DUKE and, JHU, as applicable; (b) the sublicensing agreement requires the sublicensee to thereafter pay DUKE any consideration that would have been due to Licensee; (c) upon termination of this Agreement, Licensee informs the sublicensee of the foregoing obligations; (d) the sublicense agrees to the assignment in writing to DUKE and, JHU, as applicable; and (e) Licensee remains responsible for all other obligations. However, if any terms of such sublicense agreements are inconsistent with DUKE's or JHU's policies and/or practices, or are otherwise unacceptable to DUKE, such terms will be renegotiated between DUKE and the sublicensee and any binding agreement executed by DUKE, sublicensee and, as appropriate, JHU, according to the IIA. sublicensee must contact DUKE within thirty (30) days of termination of this Agreement to initiate a discussion with DUKE concerning any potential renegotiations that may be needed. Any sublicense executed by Licensee must contain language to this effect.

ARTICLE 11 - CONFIDENTIALITY

11.01 DUKE, JHU and Licensee will treat any confidential information disclosed to it by the other party with reasonable care and will not disclose such information to any other person, firm or entity, except affiliates bound by the obligations of confidentiality and restricted use set forth in this Article 11. The receiving party may not use the disclosing party's confidential information other than for purposes of this Agreement. These obligations of non-disclosure and restricted use remain effect for each subject disclosure of confidential information for 5 years from the date of disclosure. However, neither party is obligated, with respect to confidential information disclosed to it, or any part thereof, which:

(a) is already known to the receiving party at the time of the disclosure;

(b) becomes publicly known without the wrongful act or breach of this Agreement by the receiving party;

(c) is rightfully received by the receiving party from a Third Party on a non-confidential basis;

(d) is subsequently and independently developed by employees of the receiving party who had no knowledge of the information, as verified by written records;

(e) is approved for release by prior written authorization of the disclosing party; or

(f) is disclosed pursuant to the requirements of applicable law or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed confidential information otherwise remains subject to the obligations of confidentiality set forth in this Article 11.

11.02 DUKE, JHU and Licensee agree that any information to be treated as confidential information under this Article 11 must be disclosed in writing or in another tangible medium and must be clearly marked "CONFIDENTIAL". Information disclosed orally must be summarized and reduced to writing and communicated to the other party within 30 days of such disclosure.

11.03 Notwithstanding the foregoing, Licensee may use and disclose any confidential information related to the Patent Rights and Know-how to sublicensees, investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators and other Third Parties in the chain of manufacturing and distribution, but if and only if Licensee obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of DUKE's and JHU's confidential information as those provided in this Article 11.

11.04 Notwithstanding anything to the contrary in this Agreement, all information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the Patent Rights (no matter how disclosed) is the confidential information of DUKE and JHU and subject to the provisions of this Article 11.

ARTICLE 12 - NOTICES

12.01 It is a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder if the party giving the same:

(a) hand delivers such communication; or

(b) mails such communication, postage prepaid, first class, certified mail; or

(c) sends such communication, shipping prepaid, by national/international courier service

to the other party at the address given below or as given in Article 3.12, in the case of payments and reports due in accordance with Article 3.01, 3.02, 3.03, 5.02, 5.03, and 6.03.

DUKE
For delivery via the U.S. Postal Service or via nationally internationally recognize courier:

DUKE UNIVERSITY
Office of Licensing and Ventures
2812 Erwin Road, Suite 306
Durham, NC 27705
c/o Agreements Manager

Duska Therapeutics:

James S. Kuo, M.D., M.B.A.
Chairman and CEO
Duska Therapeutics, Inc.
470 Nautilus Street, Suite 300
La Jolla, CA 92037

12.02 The date of giving any such notice, request, report, statement, disclosure or other communications, and the date of making any payment hereunder required (provided such payment is received), is the date of the U.S. postmark of such envelope if marked or the actual date of receipt if not marked or if delivered otherwise.

ARTICLE 13 - ASSIGNMENT

13.01 This Agreement is binding upon and inures to the benefit of the respective successors of the parties hereto. This Agreement may not be assigned by Licensee without the prior written consent of DUKE. For purposes of this section, acquisition of a controlling interest in Licensee shall not be considered an assignment.

13.02 Prior to any permitted assignment, the following conditions must be met:

(a) Licensee must give Duke 30 days prior written notice of the assignment, including the proposed assignee's contact information;

(b) The proposed assignee must agree in writing to Duke to be bound by this Agreement; and

(c) Duke must have (i) provided written acknowledgement of the assignment and (ii) received from Licensee two hundred and fifty thousand dollars ($250,000) or the equivalent value of non-cash consideration. Should Licensee receive non-cash consideration, the parties agree to negotiate in good faith the fair market value of the consideration. If DUKE and Licensee cannot reach an agreement, DUKE and Licensee shall enlist an independent Third Party to value the compensation at Licensee's expense.

ARTICLE 14 - INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

14.01 DUKE, JHU, and their trustees, officers, employees, students, and agents (collectively, "University Indemnitees") will be indemnified, defended by counsel acceptable to DUKE, and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) (hereinafter referred to as "Claim" or "Claims") based upon, arising out of, or otherwise relating to Licensee's activities under this Agreement, including, but not limited to, any cause of action relating to product liability, Licensee's use of the Patent Rights and/or Know-how, and/or Licensee's exercise of the license(s) granted herein. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of a University Indemnitee.

HHMI and its trustees, officers, employees, and agents (collectively "HHMI Indemnitees") will be indemnified, defended by counsel approved by HHMI, and held harmless by the Licensee from and against any Claims based upon, arising out of, or otherwise relating to this Agreement or any sublicense agreement, including without limitation to any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

14.02 Licensee must maintain in force at its sole cost and expense, with licensed and reputable insurance companies, general liability insurance and products liability insurance coverage in amounts reasonably sufficient to protect against liability under Article 14.01 above. Product liability insurance coverage must be established prior to initial human testing and first commercial sale of any Licensed Product and Licensed Service, in any particular country, that Licensee or sublicensee shall test or sell such product or service; and, JHU, DUKE and HHMI shall be listed as additional insureds on such insurance policies. If such product liability insurance is underwritten on a 'claims made' basis, Licensee agrees that any change in underwriters during the term of this Agreement will require purchase of 'prior acts' coverage to ensure that coverage will be continuous throughout the term of this Agreement. DUKE has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. Licensee shall provide DUKE with written evidence of such insurance upon request of DUKE. Licensee shall provide DUKE with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage prior to

the expiration of such fifteen (15) day period, DUKE shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

14.03 DUKE AND JHU MAKE NO WARRANTIES OF ANY KIND. IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR IS THERE A WARRANTY THAT THE USE OF THE PATENT RIGHTS AND/OR KNOW-HOW WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY DUKE OF THE VALIDITY OF ANY OF THE PATENTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PATENT RIGHTS OR KNOW-HOW. DUKE AND JHU HAVE NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY LICENSED PRODUCT OR LICENSED SERVICE. DUKE HAS NO LIABILITY WHATSOEVER TO LICENSEE OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM:

(a) the production, use, practice, lease, or sale of any Licensed Product or Licensed Service;

(b) the use of the Patent Rights and/or Know-how; or

(c) any advertising or other promotional activities with respect to any of the foregoing.

14.04 Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that it shall be the responsibility of Licensee to secure rights under any Third Party intellectual property rights that may be required to practice the Patent Rights or Know-how and to exercise any and all of the rights granted under Article 2.

14.05 Neither party is an agent of the other party for any purpose whatsoever.

ARTICLE 15 - STATUS OF HHMI

15.01 HHMI is not a party to this Agreement and has no liability to Licensee, sublicensees, or any user of any technology covered by this Agreement, but HHMI is an intended third party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

ARTICLE 16- USE OF A PARTY'S NAME

16.01 DUKE, JHU, Licensee (or its sublicensee) may not, without the prior written consent of the other party:

(a) use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by the other party; or

(b) use the name or image of any employee or agent of the other party in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c) represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

16.02 Licensee acknowledges that under HHMI policy, Licensee may not use the name of HHMI or of any HHMI employee (including Dr. Jonathan Stamler) in a manner that reasonably could constitute endorsement of a commercial product or service, but that use for other purposes, even if commercially motivated is permitted provided that (i) the use is limited to accurately reporting factual events or occurrences, and (ii) any reference to the name HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

ARTICLE 17– SEVERANCE AND WAIVER

17.01 Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected.

17.02 The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement is not a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

ARTICLE 18 - FORCE MAJEURE

18.01 Neither party shall be liable for any failure or delay in performance under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent said failures or delays are proximately caused by causes beyond that party's reasonable control and occurring without its fault or negligence, including, without limitation, Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, acts of terrorism, insurrections, failure of suppliers, subcontractors, and carriers, and/or any other cause, provided that, as a condition to the claim of nonliability, the party experiencing the difficulty shall give the other prompt written notice, with full details following the occurrence of the cause relied upon. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

ARTICLE 19 - TITLES

19.01 All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

ARTICLE 20 – SURVIVAL OF TERMS

20.01 The provisions of Articles 1, 3, 5, 6.05, 7, 9.02, 9.04, 10.05, 10.06, 10.07, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21 and 22 and any other terms which by their nature survive, shall survive the expiration or termination of this Agreement.

ARTICLE 21– GOVERNING LAW

21.01 This Agreement is entered into in the State of North Carolina and must be interpreted in accordance with and its performance governed by the laws of the State of North Carolina, without reference to its choice of law provisions. The parties hereby submit to the jurisdiction of the courts of North Carolina in all matters concerning this Agreement.

ARTICLE 22 - ENTIRE UNDERSTANDING

22.01 This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

DUKE UNIVERSITY

By: [signature]
Name: Rose Ritts, Ph D
Title: Executive Director
Office of Licensing & Ventures
Duke University & DUMC

Date: 5/30/08

DUSKA THERAPEUTICS

By: [signature]
Name: James Kuo
Title: CEO

Date: 5/28/08

JOHNS HOPKINS UNIVERSITY

By: [signature]
Name: Wesley D. Blakeslee
Title: Executive Director

Date: 5/29/08

APPENDICES

APPENDIX A—PATENT RIGHTS FOR DUKE FILE NUMBER: 2329, JHU TECHNOLOGY TRANSFER NUMBER C04674.

APPENDIX B—PATENT RIGHTS FOR STAMLER/WENT APPLICATION

APPENDIX C—ROYALTY REPORTING FORM

Appendix A

Duke Invention Number 2329, JHU Technology Transfer #C04674
Patent Number: 7,067,659B2
Patent Application Numbers: USSN 10/829,940; USSN11/430,986; PCT/US2005/013370

Appendix B

Duke Stamler/Went Patent Application
Publication Number 2007/0208041AI

Appendix C: Royalty Reporting Form

ROYALTY REPORT for period ending __________

e File # ______

ntry	Product	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	TOTAL GROSS SALES	Reductions to Sales**	TOTAL NET SALES	% Royalty Due	TOTAL ROYALTY DUE
TOTAL x Country												
TOTAL x Country												

AND TOTAL											

Royalty Credits Taken	
(eg)3rd-party Royalties pd--max. of 50% of royalties due	
TOTAL Royalty Credits	

YALTIES PAID											

ote that Reductions to Sales are limited to allowances to customers for spoiled, damaged and returned goods and Product used for promotional items or field trials [Article 1.01.e. of the License Agreement].

Page # <##> <Date>